Exhibit 3.7

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATLANTIC POWER TRANSMISSION, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Atlantic Power Transmission, Inc., a corporation organized and existing under the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                            That the name of this corporation is Atlantic Power Transmission, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on November 20, 2009;

2.                                            That the Board of Directors of this corporation and its sole stockholder duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its sole stockholder, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

Article I

The name of this corporation shall be Atlantic Power Transmission, Inc. (the “Corporation”)

Article II

The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is the Corporation Service Company.

Article III

The Corporation shall be authorized to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

Article IV

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,000 shares, consisting of (i) 30,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 20,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). The Corporation’s Board of Directors shall have the authority to establish more than one class or series of the shares of Preferred Stock of the Corporation, and the different classes and series shall have such relative powers, preferences and rights, with such designations, qualifications, limitations and restrictions as the Board of Directors may by resolution provide.

The following is a statement of the designations, qualifications, limitations and restrictions, and the powers, privileges and rights, in respect of each current class of capital stock of the Corporation.

A.            Common Stock

1.                                            General. The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified in all respects by the rights, powers and preferences of the holders of the Preferred Stock.

2.                                            Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders and written actions in lieu of meetings.

B.            Designation of Rights and Preferences of Series A Preferred Stock

Of the authorized Preferred Stock of the Corporation, 10,000 shares are hereby designated “Series A Preferred Stock,” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

1.                                            Definitions. For purposes of the Series A Preferred Stock, in addition to those terms otherwise defined herein, the following terms shall have the meanings indicated:

(a)                                       “Acquisition” means any consolidation or merger of the Corporation with or into any other Person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred.

(b)                                      “Asset Transfer” means any sale, lease, or other disposition of all or substantially all of the assets of the Corporation in one transaction or a series of related transactions, other than in the ordinary course of business.

(c)                                       “Board of Directors” means the Board of Directors of the Corporation.

(d)                                      “Liquidation Event” means any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any Acquisition or Asset Transfer, unless the holders of two-thirds of the then outstanding shares of Series A Preferred Stock, by vote or written consent, elect not to treat such event as a Liquidation Event.

(e)                                       “Original Issue Date” means the first date on which shares of the Series A Preferred Stock are issued.

(f)                                         “Original Issue Price” means $14,600.43 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

(g)                                      “Person” means any natural person or individual, corporation, business trust, association, limited liability company, partnership, joint venture, or any other entity, government, or agency.

2.                                            Dividends.

(a)                                       Holders of the Series A Preferred Stock are entitled to receive out of the funds of the Corporation when and if legally available therefor, cumulative cash dividends at the annual rate of six percent (6%) of the Original Issue Price for each share of Series A Preferred Stock, payable at least annually, but otherwise at the discretion of the Board of Directors (and, in the case of any accrued but unpaid dividends, at such additional times and for such interim periods, if any, as determined by the Board of Directors). Dividends on the Series A Preferred Stock will be cumulative from the Original Issue Date, accruing and compounding annually to the extent not paid, whether or not there shall be funds of the Corporation legally available for the payment of such dividends when due and whether or not such dividends are authorized or declared Holders of shares of Series A Preferred Stock shall not he entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided.

(b)                                      So long as any shares of the Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Preferred Stock ranking junior to the Series A Preferred Stock in all respects, including as to dividends and upon liquidation, dissolution or winding up) shall be declared or paid or set apart for payment and no other distribution shall be declared or made or set apart for payment, in each case upon the Common Stock or any other Preferred Stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, nor shall any Common Stock nor any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up be redeemed, purchased or otherwise acquired for any consideration by the Corporation.

3.                                            Liquidation Preference of Series A Preferred Stock. In the event of a Liquidation Event, each holder of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholder, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting aside for payment of any amount shall be made in respect of the Common Stock or any other class or series of the Preferred Stock having a liquidation preference junior to the Series A Preferred Stock, an amount equal to the Original Issue Price for each share of Series A Preferred Stock held by such holder, plus all accumulated, unpaid dividends on such Series A Preferred Stock. Following such payment, the Series A Preferred Stock shall not participate in any further distribution of the remaining assets of the Corporation available for distribution to its stockholder, if any.

4.                                            Voting Rights. Unless otherwise required by the General Corporation Law, holders of the Series A Preferred Stock shall not have any voting rights.

Article V

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to November 20, 2009, the original effective date of this Article V. If the General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law. Any repeal of this provision as a matter of law or any modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Article VI

The Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

Article VII

Election of directors of the Corporation need not be by written ballot.

[Remainder of Page Intentionally Blank]